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                            SHAREHOLDER SERVICES PLAN
                         ARK Funds: INSTITUTIONAL CLASS

1. The Shareholder Services Plan (the Plan) is the Shareholder Services Plan of the Institutional Class of each series of ARK Funds (the Trust), a Massachusetts business trust, registered as an open-end investment company under the Investment Company Act of 1940 (the 1940 Act), as amended, issuing separate series of shares designated as follows: U.S. Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Income Portfolio, Balanced Portfolio, Capital Growth Portfolio, Intermediate Fixed Income Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Equity Income Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Large-Cap Value Portfolio, Mid-Cap Equity Portfolio, Stock Portfolio, Special Equity Portfolio, and International Equity Portfolio, and any future series established and designated by the Board of Trustees (each a Portfolio).

2. The Trust has entered into an Administration Agreement with SEI Investments Management Corporation (the "Administrator") and a Distribution Agreement with SEI Investments Distribution Co. (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Portfolio's shares of beneficial interest. The Trust has entered into an Investment Advisory Contract with Allied Investment Advisors, Inc. (the "Investment Adviser"). The Trust has further entered into a Custody Agreement with FMB Trust Company and a Transfer Agency Agreement with SEI Investments Management Corporation. Payments under this Plan shall not be made for advisory, administrative, custodial or transfer agency services.

3. Each Portfolio's shares of beneficial interest are divided into classes, including a class of shares designated Institutional Class (Institutional shares). Institutional shares are subject to this Plan and the eligible investors in the Institutional shares shall be as described in the current prospectus for the Institutional Class, as amended or supplemented from time to time.

4. The Portfolio may make periodic payments to parties (each a Shareholder Servicing Agent) that have entered into a Shareholder Services Contract in the form attached hereto with the Trust in respect of Institutional shares at an annualized rate of up to (and including) .15% of Institutional Class' average net assets attributable to the Shareholder Servicing Agent. The personal and account maintenance services to be provided under this Plan by each Shareholder Servicing Agent, may include, but are not limited to, maintaining account records for each shareholder who beneficially owns Institutional shares; answering questions and handling correspondence from shareholders about their accounts; handling the transmission of funds representing the purchase price or redemption proceeds; issuing confirmations for transactions in Institutional shares by shareholders; assisting customers in completing application forms; communicating with the transfer agent; and providing account maintenance and account level support for all transactions. The Distributor may act as the Trust's agent for transmitting or arranging for transmission of fees to Shareholder Servicing Agents under the Shareholder Services Contract.

5. This Plan shall become effective upon having been approved by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect social interest in the operation of this Plan or in any agreements related to this Plan (the Independent Trustees), cast in person at a meeting called for the purpose of voting on this Plan.

6. This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until December 31, 1998, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7. This Plan may be amended with respect to the Institutional Class of a Portfolio at any time by the Board of Trustees, provided that any material amendment of this Plan shall be effective only upon approval

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in the manner provided in paragraph 5 above.

8. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees.

9. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Institutional Class thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of the Institutional Class of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Portfolio or Portfolios of the Trust or of any Trustee.

10. During the existence of this Plan, the Trust shall require the Administrator to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted: November 7, 1997